The Alkaline Water Company's Early Reorders from Sam's Club
Indicate Strong Sales Velocity

The Company Expects Major Revenue Contribution from Warehouse Club Channel

SCOTTSDALE, Arizona, (11/02/2021)- The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the "Company"), the country's largest independent alkaline water company and the Clean Beverage® company, announced today that it anticipates its recent move into the warehouse club channel to be a significant contributor to the Company's revenue going forward. The Company's initial order last month for placement of its 1-liter 12 packs in 587 Sam's Clubs has already been followed up by another round of purchase orders.

"We're excited to have Alkaline88® in Sam's Club, and we're pleased to announce that they've already made their first reorder," said Ricky Wright, President and CEO of The Alkaline Water Company. "Our management, logistics team, and supply chain have allowed us to provide a fantastic 1-liter 12 pack to 587 Sam's Clubs nationwide. With our expanded network of co-packers, no matter how great the demand, we have the capacity to keep supplying Sam's Club members with our Deliciously Smooth™ water. We've seen for years now that our products have tremendous pull-through and consumer retention, so we were confident that Alkaline88 would be a great fit for Sam's. The club channel is a giant mover of bottled water and we're grateful to Sam's Club for the opportunity to earn more loyal Alkaline88 consumers. Early indications are that we can expect healthy revenue from the warehouse club channel in fiscal 2022."

About The Alkaline Water Company:

The Alkaline Water Company is the Clean Beverage® company making a difference in the water you drink and the world we share.

Founded in 2012, The Alkaline Water Company (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH balanced alkaline drinking water with trace minerals and electrolytes and boasts our trademarked label "Clean Beverage." Quickly being recognized as a growing lifestyle brand, The Alkaline Water Company created the A88 Infused Beverage Division in 2018 to meet consumer demand for flavor-infused products under the A88 Infused™ brand. A88 Infused™ flavored water is available in six unique all-natural flavors, with new flavors coming soon. In 2021, The Alkaline Water Company was pleased to welcome Shaquille O'Neal to its board of advisors and to serve as the celebrity brand ambassador for the Alkaline88® and A88 Infused™ brands.

To purchase The Alkaline Water Company's products online, visit us at www.alkaline88.com.

To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements include, among other things, that the Company expects major revenue contribution from warehouse club channel; that the Company anticipates its recent move into the warehouse club channel to be a significant contributor to the Company's revenue going forward; that no matter how great the demand,  the Company has the capacity to keep supplying Sam's Club members with its Deliciously Smooth™ water; and that early indications are that the Company can expect healthy revenue from the warehouse club channel in fiscal 2022.

The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company's co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company's products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company's products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company's products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company's sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company's control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations, and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations, or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Jeff Wright
Director of Investor Relations
866-242-0240
investors@thealkalinewaterco.com

Media

Jessica Starman

888-461-2233

jessica@elev8newmedia.com